UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 21, 2011

GOOGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 253-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the management changes that Google Inc. announced on January 20, 2011, the members of the Leadership Development and Compensation Committee of Google’s Board of Directors (LDCC) approved equity awards for Eric Schmidt in the aggregate amount of $100 million on January 21, 2011. Consistent with Google’s equity-granting practice, stock options and Google Stock Units (GSUs) will be granted in the ratio of two stock options for each GSU, which will result in a GSU grant value of approximately $55.6 million and an option grant value of approximately $44.4 million.

The equity awards will be granted on February 2, 2011 (the first Wednesday of the month following the date on which the LDCC approved the grant) and will vest over a four-year period.

The exact number of GSUs comprising the equity award will be calculated by dividing the GSU grant value by the closing price of Google’s Class A common stock on February 1, 2011. The exact number of stock options comprising the equity award will be calculated by dividing the option grant value by 40% of the closing price of Google’s Class A common stock on February 1, 2011. Both equity awards will be rounded up to the nearest whole share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: January 24, 2011	/s/ Kent Walker
Kent Walker Senior Vice President and General Counsel